Exhibit 10.1

LETTER AMENDMENT No. 5

Dated as of August 22, 2006

M&I Marshall & Ilsley Bank

651 Nicollet Mall

Minneapolis, Minnesota  55402-1611

Ladies/Gentlemen:

We refer to the Revolving Credit and Term Loan Agreement dated as of October 17, 2003, as amended (the “Credit Agreement”) between you and us (under our former name of MedAmicus, Inc.).  Unless otherwise defined in this letter amendment, terms defined in the Credit Agreement are used in this letter amendment as defined in the Credit Agreement.

It is hereby agreed by you and us as follows:

The Credit Agreement is, effective the date first above written, hereby amended as follows:

(a)                                  Anew Section 2.12 is added at the end of Article II with text as follows:

Section 2.12.  Commitment for Term Loan B.  The Bank agrees, in accordance with the terms of this Agreement, to make advances (the “Term Note B Advances”) to the Borrower from time to time until January 31, 2007 (the “Term Note B Termination Date”) or the earlier termination of the Note B Commitment under the terms of this Agreement, in an aggregate amount not to exceed $4,000,000.00 (the “Term Note B Commitment”).  The Term Note B Advances shall be used by the Borrower solely to fund the cost of improvements to the Borrower’s facility to be located at 2300 Berkshire Lane, Plymouth, Minnesota, which improvements shall not be subject to the limitations on expenditures for fixed assets in Section 5.2(h).  The Term Note B Advances made by the Bank shall be evidenced by a promissory note (“Term Note B”) that is in a form acceptable to the Bank and is delivered to the Bank pursuant to Article III.  Term Note B shall be a Note under this Agreement for all purposes and shall be secured by the Security Agreement.  The Term Note B Commitment is subject to all of the conditions precedent of the Commitment and may be terminated by the Bank as provided in Section 6.2.

On and after the effective date of this letter amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement, and each reference in the Notes and the Security Agreement to “the Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this letter amendment.  The Credit Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

This letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment.

If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning one counterpart of this letter amendment to us.  This letter amendment shall become effective as of the date first above written when and if counterparts of this letter amendment shall have been executed by you and us.

Very truly yours,

Enpath Medical, Inc.

By
Its

Agreed as of the date
first above written:

M&I Marshall & Ilsley Bank

By
Its

By
Its